EXHIBIT 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization

ServiceNow Australia Pty. Ltd.	Australia
ServiceNow GmbH	Austria
ServiceNow Belgium BVBA	Belgium
ServiceNow Brasil Gerenciamento de Servicos Ltda	Brazil
ServiceNow Canada Inc.	Canada
ITapp Inc.	Delaware
ServiceNow Delaware LLC	Delaware
ServiceNow Denmark ApS	Denmark
ServiceNow Finland Oy	Finland
ServiceNow France SAS	France
Service-now.com GmbH	Germany
ServiceNow Hong Kong Limited	Hong Kong
ServiceNow Software Development India Private Limited	India
ITapp Software Private Limited	India
ServiceNow Ireland Limited	Ireland
ServiceNow Israel A.B 2012 Ltd.	Israel
SkyGiraffe Ltd.	Israel
ServiceNow Italy S.R.L.	Italy
ServiceNow Japan K.K.	Japan
Fairchild Consulting Services LLC	Massachusetts
ServiceNow Operations Mexico S. de R.L. de C.V.	Mexico
ServiceNow Nederland B.V.	Netherlands
ServiceNow Norway AS	Norway
ServiceNow Portugal, Unipessoal LDA	Portugal
ServiceNow Pte. Ltd.	Singapore
ServiceNow South Africa (Pty) Ltd.	South Africa
ServiceNow Spain SL	Spain
ServiceNow Sweden AB	Sweden
ServiceNow Switzerland GmbH	Switzerland
ServiceNow Turkey Bilisim Sanayi Ve Ticaret Limited Sirketi	Turkey
ServiceNow UK Ltd.	United Kingdom